Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Second Quarter Ended June 30, 2015
Earnings and Quarterly Dividend Payment

Morrisville, VT July 15, 2015 - Union Bankshares, Inc. (NASDAQ - UNB) today announced Net Income for the second quarter 2015 of $2.0 million, or $0.46 per share, compared to $1.9 million, or $0.43 per share, for 2014, an increase of 5.1% quarter over quarter. Results as of June 30, 2015 reflect quarter over quarter increases in net interest income of $100 thousand, or 1.8%, and noninterest income of $416 thousand, or 19.7%. These increases were partially offset by an increase in the provision for loan losses from $75 thousand for the quarter ended June 30, 2014 to $150 thousand for the same period in 2015, and increases in noninterest expenses of $286 thousand, or 5.4%, and the provision for income taxes of $57 thousand, or 11.4%. The change in noninterest expenses was primarily due to increases of $136 thousand, or 6.2%, in Salaries and wages, $65 thousand, or 9.4% in Pension and employee benefits, and $51 thousand, or 12.4% in equipment expenses.

Year to date earnings for 2015 were $3.9 million, or $.88 per share, compared to $3.7 million, or $.83 per share, for 2014, an increase of 5.9%. Increases in net interest income of $117 thousand, or 1.0%, and noninterest income of $788 thousand, or 19.3% contributed to the increase in year to date earnings. These positive changes were partially offset by increases in the provision for loan losses of $100 thousand, or 66.7%, noninterest expenses of $487 thousand, or 4.7%, and the provision for income taxes of $100 thousand, or 10.3%.

Total loans grew 3.6% to $478.7 million as of June 30, 2015 from $462.2 million as of June 30, 2014. Growth has been concentrated in the residential, commercial and commercial real estate, and municipal portfolios during the first six months of 2015. Interest rate risk management continued to include sales of qualifying residential mortgages to the secondary market totaling $67.9 million during the first six months of 2015 compared to sales of $42.5 million in the first six months of 2014. Loans serviced for others grew $55.2 million, or 16.0%, to $400.1 million as of June 30, 2015 from $344.9 million as of June 30, 2014. Total deposits reached $513.0 million compared to the prior year of $490.9 million, or growth of $22.1 million or 4.5%. The Company had total capital of $52.8 million with a book value per share of $11.83 as of June 30, 2015 compared to $51.9 million and $11.64 per share at June 30, 2014.

A quarterly cash dividend of $.27 per share was declared on July 15 2015, payable on August 6, 2015 to shareholders of record July 27, 2015.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since 1891. Union Bank has earned an outstanding reputation for residential lending programs, is an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support and donates to various local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.